AMENDMENT TO WARRANT

This Amendment to Warrant (the “Amendment”) is entered into and effective as of May 15, 2019 (the “Effective Date”), by and between Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), and LARRY STEVEN SPITCAUFSKY TTEE LARRY S SPITCAUFSKY FAMILY TRU U/A DTD 08/23/1995 (the “Holder”).

WHEREAS, the parties entered into that certain Securities Purchase Agreement dated May 3, 2018 (“Agreement”) for the purchase of a Warrant to purchase Common Stock in Chanticleer; and

WHEREAS, the parties desire to amend the terms of the Warrant to increase the Holder’s exercise limitation.

NOW, THEREFORE, in consideration of the mutual promises, conditions, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have mutually agreed as follows:

1. The foregoing recitals are true and correct and incorporated herein. Any capitalized term not defined herein shall have the same meaning as set forth in the Agreement and Warrant.

2. Section 2(e) of the Warrant is superseded and replaced in its entirety with the following provision:

“Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.”

3. Except as set forth herein, all other terms and conditions contained in the Warrant that are not changed, amended or modified through this Amendment shall remain unchanged and in full force and effect.

4. In the case of conflict between the provisions of the Warrant, on the one hand, and this Amendment on the other hand, the provisions of this Amendment will prevail.

5. This Amendment may be executed in counterparts, each of which, when so executed and delivered, shall be deemed an original, but both counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf”) format shall be effective as delivery of a manually executed counterpart signature page.

IN WITNESS WHEREOF, this Amendment has been duly executed by or on behalf of each of the parties as of the date first written above.

CHANTICLEER HOLDINGS INC.,
a Delaware corporation

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Its:	Chief Executive Officer

LARRY STEVEN SPITCAUFSKY TTEE
LARRY S SPITCAUFSKY FAMILY TRU
U/A DTD 08/23/1995

By:	/s/ Larry S. Spitcaufsky
Name:	Larry S. Spitcaufsky
Its:	Trustee